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                                                                EXHIBIT 5

                              Sandra Dilorio Thorn
                      Vice President and General Counsel
                             Verizon New York Inc.
                          1095 Avenue of the Americas
                           New York, New York 10036

December 4, 2001

Verizon New York Inc.
1095 Avenue of the Americas
New York, New York 10036

Ladies and Gentlemen:

I, or attorneys under my supervision, have examined the Registration Statement of Verizon New York Inc. (the "Company") on Form S-3 under the Securities Act of 1933, as amended, and accompanying Prospectus pertaining to the issuance and sale of $2,400,000,000 aggregate principal amount of debentures (the "Debentures"); and the Company's Certificate of Incorporation, as amended, and such corporate records and other documents as deemed necessary to enable me to express the opinion set forth below. I am familiar with the proceedings taken and proposed to be taken by you under my supervision as your counsel in connection with the proposed authorization, issuance, and sale of the Debentures.

It is my opinion that, subject to any applicable regulatory approvals, the Debentures, upon the issuance and sale thereof in the manner contemplated in said Registration Statement, will be legally and validly issued and will be binding obligations of the Company.

I hereby consent to the reference to me under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,


/s/ Sandra Dilorio Thorn